                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              BEST SOFTWARE, INC.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                              BEST SOFTWARE, INC.
                           11413 ISAAC NEWTON SQUARE
                             RESTON, VIRGINIA 20190

                                                                  March 24, 1999

Dear Shareholder:

     You are cordially invited to attend the 1999 Annual Meeting of Shareholders of Best Software, Inc. (the "Company"), which will be held at 10:00 a.m. Eastern Time on Wednesday, April 21, 1999, at the Company's headquarters at 11413 Isaac Newton Square, Reston, Virginia 20190 (the "Annual Meeting").

     The principal business of the meeting will be: (i) to elect two directors to serve until the 2002 Annual Meeting; (ii) to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and (iii) to transact such other business as may properly come before the meeting. During the meeting, we will also review the results of the past fiscal year.

     Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed postage pre-paid envelope so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                                          Sincerely yours,
                                          /S/ Timothy A. Davenport

                                          TIMOTHY A. DAVENPORT
                                          President and Chief Executive Officer

                              BEST SOFTWARE, INC.
                           11413 ISAAC NEWTON SQUARE
                             RESTON, VIRGINIA 20190

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 21, 1999

                          ---------------------------

     Notice is hereby given that the Annual Meeting of Shareholders of Best Software, Inc. (the "Company") will be held at the Company's headquarters located at 11413 Isaac Newton Square, Reston, Virginia on Wednesday, April 21, 1999, at 10:00 a.m. Eastern Time, for the following purposes:

        1. To elect two directors to serve until the 2002 Annual Meeting;

        2. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

        3. To transact such other business that may properly be brought before the meeting.

     The Board of Directors fixed the close of business on February 24, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

                                          By Order of the Board of Directors,
                                          /s/ Shelley W. Reback

                                          SHELLEY W. REBACK
                                          Secretary
Reston, Virginia
March 24, 1999

                                   IMPORTANT

Whether or not you plan to attend the Annual Meeting of Shareholders, please complete, sign, date and return the enclosed proxy in the enclosed postage pre-paid envelope as promptly as possible. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

                              BEST SOFTWARE, INC.
                           11413 ISAAC NEWTON SQUARE
                             RESTON, VIRGINIA 20190

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD WEDNESDAY, APRIL 21, 1999

                          ---------------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Best Software, Inc. (the "Company") of proxies for use at the Company's Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, April 21, 1999, or at any adjournment thereof, as set forth in the accompanying notice.

     Unless a shareholder otherwise specifies, all shares represented by valid proxies will be voted (i) FOR the election of the persons named in this Proxy Statement as the nominees of the Corporation under the heading Election of Directors, (ii) FOR the proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999, and (iii) at the discretion of the proxy holders, on any other matter that may properly come before the Annual Meeting or any adjournment thereof.

     Proxies given by shareholders of record for use at the Annual Meeting may be revoked at any time prior to the exercise of the powers conferred. In addition to revocation in any other manner permitted by law, shareholders of record giving a proxy may revoke the proxy by (a) delivering to the Company's Secretary at the Company's principal executive offices either (i) written notice of revocation of the proxy executed by the shareholder or his attorney authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof duly authorized or (ii) a duly executed later-dated proxy, or by (b) voting by ballot at the Annual Meeting.

                       RECORD DATE AND VOTING SECURITIES

     This Proxy Statement is being mailed to shareholders on or about March 24, 1999. On February 24, 1999, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were 11,706,511 shares of the Company's Common Stock outstanding. On all matters being voted upon at the Annual Meeting, each share of Common Stock is entitled to one vote.

                               QUORUM AND VOTING

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be counted by the inspector or inspectors appointed by the Company in advance of the Annual Meeting. Shares represented by proxies that reflect abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote "for" any matter, and thus will have the effect of a vote against such matter.

     Shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares that the broker or nominee has the discretionary authority to vote on a particular matter) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum of shareholders. Broker non-votes, however, do not constitute a vote "for" any matter, and thus will have the effect of a vote against such matter.

     For the election of directors and the passage of all other matters, the affirmative vote of a majority of the outstanding shares of the Common Stock present, or represented and entitled to vote at the Annual Meeting, is required to approve the proposals.

                      PROPOSAL I -- ELECTION OF DIRECTORS

     The Company's Articles of Incorporation provide that the Company shall have at least three and not more than eight directors, the exact number to be fixed by resolution of the Board of Directors. The Board has three classes, each of whose members serve for a staggered three-year term. Currently, the Board consists of two Class I Directors (Mr. James F. Petersen and Mr. John H. Martinson), three Class II Directors (Mr. Timothy A. Davenport, Dr. Herbert R. Brinberg and a vacancy) and two Class III Directors (Mr. Richard A. Lefebvre and Dr. W. Frank King). The Board intends to fill the vacancy in Class II as soon as practicable.

     At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are expiring. At the Company's upcoming Annual Meeting, the Class I Directors will be elected for a term expiring upon the 2002 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Board of Directors has nominated Mr. James F. Petersen and Mr. John H. Martinson for election as Class I Directors at the Annual Meeting.

     All shares represented by properly executed proxies received in response to this solicitation will be counted in the election of directors as specified therein by the shareholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election to the Board of Directors of the nominees listed in this Proxy Statement. The nominees have consented to serve as directors of the Company if elected. If at the time of the Annual Meeting, a nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card may be exercised to vote for a substitute candidate designated by the Board. The Board has no reason to believe that any nominee will be unable or will decline to serve as a director.

     Pursuant to a 1995 shareholders voting agreement (the "Voting Agreement") between Mr. Petersen and Edison Venture Fund, L.P. ("Edison"), Edison agreed to vote its shares in favor of Mr. Petersen's election as a director as well as for the election of a nominee put forward by Mr. Petersen. The Voting Agreement terminated upon the closing of the Company's initial public offering.

     Mr. Davenport was initially appointed to the Board of Directors as a condition of his employment.

     Set forth below is certain biographical information furnished to the Company by the director nominees. The nominees currently are directors of the Company. For a summary of stock ownership information concerning the director nominees, see "Beneficial Ownership of Common Stock." Also set forth below is certain information regarding the Class II and Class III directors, whose terms of office will continue after the Annual Meeting.

NOMINEES FOR CLASS I DIRECTORS

     James F. Petersen, 55, co-founded the Company in 1982 and has served as the Company's Chairman of the Board since its inception. He served as President and Chief Executive Officer of the Company from 1982 to June 1995. Before founding the Company, Mr. Petersen was Vice President and Treasurer of Aspen Systems Corporation, an electronic information and publishing company.

     John H. Martinson, 51, has served as a director of the Company since 1988. Since 1986, Mr. Martinson has been a general partner of Edison Partners, L.P., which is the general partner of Edison, a venture capital partnership and a shareholder of the Company. Mr. Martinson is a director of Dendrite International, Inc. He is also a director and President-Elect of the National Venture Capital Association and a director of the New Jersey Technology Council.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

INCUMBENT CLASS II DIRECTORS -- TO CONTINUE IN OFFICE FOR TERMS EXPIRING IN 2000

     Timothy A. Davenport, 43, was appointed President, Chief Executive Officer and a director of the Company in June 1995. From March 1987 to June 1995, Mr. Davenport served as Vice President, Developer Tools Group, and Vice President, Graphics Division, for Lotus Development Corporation, a computer software company that markets and develops productivity and work group applications. Prior to joining Lotus, Mr. Davenport was employed from March 1985 to March 1987 as Vice President of Product Marketing for Decision Resources, a division of Ashton-Tate Corporation, a company that developed business graphics applications. Mr. Davenport also is a director of Axent Technologies, Inc.

     Herbert R. Brinberg, 73, has served as a director of the Company since 1990. Since 1990, Dr. Brinberg has served as the President of Parnassus Associates International, a company that assists organizations with information and technology management. From 1978 to 1990, Dr. Brinberg was President and Chief Executive Officer of Wolters Kluwer U.S. Corporation, an international publishing company. Dr. Brinberg also is a director of K&F Industries, Inc. and Brill Academic Publishers.

INCUMBENT CLASS III DIRECTORS -- TO CONTINUE IN OFFICE FOR TERMS EXPIRING IN
2001

     Richard A. Lefebvre, 52, became a director of the Company in February 1996. From January 1989 through July 1997, Mr. Lefebvre served as Chairman and Chief Executive Officer of Axent Technologies, Inc. ("Axent"), a provider of enterprise-wide information security solutions. From July 1997 through December 1998, Mr. Lefebvre served as Chairman of Axent. Prior to joining Axent, Mr. Lefebvre was Chief Operating Officer at Sage Software, Inc., a computer software company, from May 1987 to December 1988. Mr. Lefebvre also is a director of Axent.

     W. Frank King, 59, became a director of the Company in July 1998. From October 1992 through October 1998, Dr. King served as President and Chief Executive Officer of PSW Technologies, Inc. (formerly a division of Pencom, Inc.), a provider of software related engineering, development and support services. From 1988 to 1992, Dr. King served as Senior Vice President of Development for Lotus Development Corporation, and from 1969 to 1988, Dr. King was employed by IBM Corporation where his final position was as the Vice President of Development, Entry System Division. Dr. King also is a director of Auspex Systems, Inc., Cortelco Systems, Inc., Excaliber Technologies Corporation, Natural Microsystems, Inc., PSW Technologies, Inc. and Systemsoft Corporation.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Company's Board of Directors held four regular meetings and one special meeting in 1998. The Board has an Audit Committee, a Compensation Committee and an Option Subcommittee of the Compensation Committee. During 1998, no director attended less than 75% of the aggregate number of meetings of the Board, and the committees of the Board, on which he served that were held during the year.

     Committees of the Board of Directors. The Compensation Committee of the Board consists of Messrs. Petersen, Lefebvre and Martinson. Messrs. Lefebvre and Martinson are both non-employee directors of the Company. The purpose of the Compensation Committee is to establish remuneration levels for officers of the Company and to establish and administer executive compensation programs. The Compensation Committee held two meetings in 1998.

     The Option Subcommittee of the Compensation Committee of the Board consists of Mr. Lefebvre and Mr. Martinson. Messrs. Lefebvre and Martinson are both non-employee directors of the Company. The purpose of the Option Subcommittee is to administer the Company's 1997 Stock Incentive Plan and any other stock benefit plans. The Option Subcommittee of the Compensation Committee held two meetings in 1998.

     The Audit Committee of the Board consists of Dr. Brinberg and Mr. Martinson. Dr. Brinberg and Mr. Martinson are both non-employee directors of the Company. The Audit Committee recommends to the Board the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee held one meeting in 1998.

     Director Compensation. As compensation for serving on the Board of Directors, each director who is not employed by the Company or serving on the Board as a representative of an institutional investor (an "outside director") receives an annual retainer of $6,000, plus a fee of $2,000 for attendance at each meeting of the full Board and $500 for each committee meeting. In addition, each outside director elected or reelected after August 1997 receives an option to purchase 22,500 shares of Common Stock under the Company's 1997 Director Stock Option Plan at a per share exercise price equal to the fair market value of the Common Stock on the date of grant, such option to vest in three equal installments at each successive Annual Meeting. Accordingly, in connection with the Company's 1998 annual meeting held on April 23, 1998, Mr. Lefebvre was granted, as of the date of his election to a three-year term, an option to purchase 22,500 shares of Common Stock, vesting in equal annual installments over the three-year term at an exercise price of $18.75, the then fair market value of the Common Stock. Additionally, in connection with his appointment to the Board of Directors on July 22, 1998, Dr. King was granted, as of the date of his appointment to the Board, an option to purchase 21,250 shares of Common Stock, which represents a pro rata portion of the standard stock option grant of 22,500 shares of Common Stock to outside directors based on the remainder of Dr. King's current term as a director. The option grant to Dr. King vests in annual installments 6,250, 7,500 and 7,500 shares over the remaining portion of his term as a director at an exercise price of $23.625, the then fair market value of the Common Stock. This year, as none of the nominees are outside directors, no director options will be granted at the time of the Annual Meeting.

EXECUTIVE OFFICERS

     The executive officers of the Company serve at the discretion of the Board and presently include: James F. Petersen, Chairman of the Board; Timothy A. Davenport, President and Chief Executive Officer; David N. Bosserman, Executive Vice President, Chief Financial Officer and Treasurer; James F. Foster, President, Abra Software, Inc.; Robert H. Skinner, Senior Vice President, Sales; Elvin J. Monteleone, General Manager, Asset Products Group*; Andreas Hoynigg, General Manager, Best Software Europe; Elaine Kelly, Vice President, Marketing; and David L.G. Horn, Vice President of Technical Support.

* Employed by the Company beginning on January 18, 1999.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. Directors, executive officers and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and greater than 10% shareholders complied, since the Company's initial public offering on September 30, 1997 and through the end of fiscal 1998, with all applicable
Section 16(a) filing requirements, except that Dr. King filed an amended Form 3 to disclose a holding of Company Common Stock that should have been disclosed in a previously-filed Form 3.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information concerning (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) the Named Executive Officers (as defined in the Summary Compensation Table included elsewhere herein), and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes below, such information is provided as of January 31, 1999.

                  NAME OF BENEFICIAL OWNER                    NUMBER OF SHARES(1)      PERCENT
                  ------------------------                    -------------------      -------
EXECUTIVE OFFICERS AND DIRECTORS
James F. Petersen...........................................         323,331(2)          2.8%
Timothy A. Davenport........................................         249,922(3)          2.1%
David N. Bosserman..........................................          19,553(4)            *
James F. Foster.............................................          68,301(5)            *
Robert H. Skinner...........................................          45,504(6)            *
John H. Martinson...........................................       2,230,533(7)         19.1%
Herbert R. Brinberg.........................................          11,875(8)            *
Richard A. Lefebvre.........................................           7,200(9)            *
W. Frank King...............................................             500               *
All current directors and executive officers as a group (13
  persons)..................................................       3,116,333(10)        26.6%

OTHER 5% SHAREHOLDERS
Edison Venture Fund, L.P. ..................................       2,168,465(11)        18.5%
  997 Lenox Drive, #3
  Lawrenceville, NJ 08648
Pilgrim-Baxter & Associates, Ltd. ..........................         933,100(12)         8.0%
  825 Duportail Road
  Wayne, PA 19807
Wilke-Thompson Capital Management...........................         702,250(13)         6.0%
  2950 Norwest Center, 90 S. 7th Street
  Minneapolis, MN 55402

---------------
  *  Less than one percent

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are exercisable, or will become exercisable within 60 days after January 31, 1999, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the individuals listed in the table is: c/o Best Software, Inc., 11413 Isaac Newton Square, Reston, VA 20190.

 (2) Excludes 76,900 shares held by two irrevocable trusts established by Mr. Petersen for the benefit of members of his family. Mr. Petersen is not a trustee or beneficiary of either trust and disclaims beneficial ownership of these shares. Includes 112,486 shares held by a trust established by Mr. Petersen for the benefit of Nancy Petersen and 210,845 shares held by the James F. Petersen Charitable Remainder Unitrust. Mr. Petersen serves as a trustee and has voting control of both trusts.

 (3) Includes 125,000 shares issuable upon exercise of stock options that are exercisable within 60 days after January 31, 1999 and 900 shares that are held in the names of his minor children.

 (4) Includes 15,900 shares issuable upon exercise of stock options that are exercisable within 60 days after January 31, 1999 and 200 shares that are held in the names of his minor children.

 (5) Includes 68,000 shares issuable upon exercise of stock options that are exercisable within 60 days after January 31, 1999.

 (6) Includes 38,000 shares issuable upon exercise of stock options that are exercisable within 60 days after January 31, 1999.

 (7) Includes 2,168,465 shares held by Edison. Mr. Martinson is a general partner of Edison Partners, L.P., the general partner of Edison. Mr. Martinson, together with the other general partners of Edison Partners, L.P., share voting and investment power with respect to the shares held by Edison. Also includes 15,900 shares held in the name of his minor children.

 (8) Includes 7,500 shares issuable upon exercise of stock options that are exercisable within 60 days after January 31, 1999.

 (9) Includes 3,600 shares issuable upon exercise of stock options that are exercisable within 60 days after January 31, 1999.

(10) Includes 292,050 shares issuable upon exercise of stock options that are exercisable within 60 days after January 31, 1999.

(11) Share amount as of December 31, 1998 as reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 1999. Excludes shares held by John H. Martinson.

(12) Share amount as of December 31, 1998 as reported in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 1999.

(13) Share amount as of January 31, 1998 as reported in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 1999.

                             EXECUTIVE COMPENSATION

     Pursuant to Securities and Exchange Commission rules for proxy statement disclosure of executive compensation, the Compensation Committee ("Committee") of the Board of Directors has prepared the following report on Executive Compensation. The Committee considers this report to clearly describe the current executive compensation program of the Company, including the underlying philosophy of the program and the specific performance criteria on which executive compensation is based. This report also discusses in detail the compensation paid to the Company's Chief Executive Officer, Timothy A. Davenport, for the fiscal year ended December 31, 1998 ("fiscal 1998").

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report by the Compensation Committee of the Board discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Committee's policy generally with respect to the compensation of all executive officers as a group for fiscal 1998 and specifically reviews the compensation established for the Company's Chief Executive Officer as reported in the Summary Compensation Table. The Committee is composed of two non-employee directors (Messrs. Martinson and Lefebvre) of the Company and one employee director (Mr. Petersen).

COMPENSATION PHILOSOPHY

     The Company's executive compensation program is designed to reward executives based on the business performance of the Company, both short and long-term, thereby aligning the interests of executive officers with the interests of the Company's shareholders. The Company's executive compensation program also is aimed at attracting and retaining productive executives by providing competitive total compensation packages. To achieve these objectives, the Compensation Committee utilizes a combination of base salary, short-term incentive compensation in the form of a cash bonus, and long-term incentive compensation in the form of stock options.

COMPENSATION PLAN

     Each year, the Committee reviews the Company's executive compensation program. In this review, the Committee assesses the competitiveness of the Company's executive compensation, studies the compensation packages for executives in comparable roles performing at comparable levels at other public companies in the same or related industries, and analyzes the Company's financial performance for the previous fiscal year and other factors that the Committee believes are relevant. The Committee's primary goal is to provide for a reasonable base salary component while also providing for higher short-term and long-term incentive rewards and bonuses based on the Company's performance.

     Each element of the Company's executive compensation program is discussed below.

     Base Salaries

     Base annual salaries for executive officers are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent with comparable ability and experience, including a comparison to base annual salaries for comparable positions derived from compensation information available in certain widely-known surveys and databases.

     The Committee annually reviews the base salaries of the Company's executive officers. Annual salary adjustments are determined by evaluating the performance of each executive officer, taking into account new responsibilities. Individual performance ratings consider such factors as achievement of the Company's strategic plan and attainment of specific individual objectives.

     In determining Mr. Davenport's base salary adjustment, which occurred as of January 4, 1999, the Committee did not employ a formula or other mathematical calculation, but based its determination upon an evaluation of base salaries of chief executive officers of peer companies, the Company's performance in 1998 and the assessment by the Committee of Mr. Davenport's individual performance. Based upon this evaluation, the Committee increased Mr. Davenport's base salary 7% from $225,000 to $240,750.

     As is typical of most corporations, the actual payment of base salary is not strictly conditioned upon the achievement of any predetermined performance targets.

     Incentive Compensation

     During 1998, the Company maintained a short-term incentive plan for executive officers, the Management Incentive Plan (the "MIP"). This plan provides for the award of cash bonuses to participants based on fiscal 1998 performance. The targeted incentive compensation for executive officers under the MIP, excluding Mr. Davenport, was 25% of base salary.

     The MIP is designed to recognize, reward and promote the individual and group performances that are key to the Company's success. Under the MIP, executives may receive awards based on the achievement of Company revenue and profitability goals and on individual performance. All awards are dependent on the attainment of revenue and profitability goals for the consolidated company. In addition, for those individuals whose performance is deemed to impact a particular division, a portion of their award will also depend on that division's performance. Individual performance is measured by the achievement of defined objectives.

     Mr. Davenport's 1998 short-term incentive compensation was based on the Company's overall revenue and earnings performance. Mr. Davenport currently has an annual incentive award target of 50% of base salary. Mr. Davenport received incentive compensation of $112,500 for 1998, which constitutes 100% of his targeted incentive compensation. The award was based upon the Company's 1998 earnings and revenue and the Board's overall assessment of Mr. Davenport's and the Company's performance.

     Long-Term Incentive Compensation

     The Company's long-term incentive compensation plan for its executive officers is based upon the Company's 1997 Stock Incentive Plan. The Company historically has provided long-term incentive compensation to attract, motivate and retain executive officers through grants of stock options. The Company believes that placing a portion of its executives' total compensation in the form of stock options aligns the interests of the Company's executives directly with those of the Company's shareholders, gives executives a significant long-term interest in the Company's success, and helps the Company retain key executives. On an annual basis, the Option Subcommittee of the Compensation Committee designates the employees who shall be granted options and the amount and terms of options granted. The number of stock options granted to each individual is based on his or her salary range, position, level of responsibility, and performance during the relevant fiscal year. Each option grant allows the optionee to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time, contingent upon continued employment with the Company. Accordingly, the option grants may provide a return to an executive officer only if he or she remains in the Company's employ, and then only if the market price of the Company's Common Stock appreciates during the option term.

     On January 28, 1999, the Compensation Committee granted Mr. Davenport an option to purchase 50,000 shares in consideration of his performance in 1998. The exercise price of this option is $19.625 and the expiration date of the option is January 28, 2008. Due to the fact that Mr. Davenport was granted this option in fiscal 1999, this option is not included in the chart entitled "Executive Officer Compensation -- Option Grants in the Last Fiscal Year."

OTHER NAMED OFFICER COMPENSATION

     Effective in January 1999, the other four Named Executive Officers received salary increases ranging from $0 to $15,000. In previous fiscal years, executive officer salary increases became effective in October; however, the Company has decided that such salary increases will become effective in January based on the executive officer's performance in the prior fiscal year. As of March 16, 1999, those executive officers had received annual incentive awards for 1998 ranging from $0 to $34,000. Such executive officers also received stock option grants ranging from 0 to 12,500 shares. The criteria used to determine salaries and other compensation are as described above under "Compensation Philosophy" and "Compensation Plan."

     Overall, the Company offers its executives a compensation program that is market competitive, is based on Company performance, and strongly aligns the interests of management and shareholders.

BENEFITS

     The Company believes that it must offer a competitive benefits program to attract and retain all of its full-time employees. Accordingly, the Company provides the same medical and other benefits to its executive officers that are generally available to its other full-time employees.

$1 MILLION COMPENSATION LIMIT ON DEDUCTIBILITY

     Section 162(m) of the Internal Revenue Code prohibits the Company from deducting executive compensation in excess of $1 million, unless certain standards are met, to its Chief Executive Officer or to any of the other four executive officers named in the Summary Compensation Table. The Committee has determined that it will make every reasonable effort, consistent with sound executive compensation principles and the needs of the Company, to ensure that all amounts paid to the Company's Chief Executive Officer or to any of the other named executive officers are deductible by the Company.

                                      Submitted by:  THE COMPENSATION COMMITTEE
                                                James F. Petersen
                                                Richard A. Lefebvre
                                                John H. Martinson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James F. Petersen, Chairman of the Board, serves on the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     At the time of his reelection as a director at the Company's 1998 Annual Meeting of Shareholders, Mr. Lefebvre received an automatic stock option grant of 22,500 shares of Common Stock, at an exercise price of $18.75 per share and a vesting period of approximately three years, with one-third of the granted options vesting on each subsequent Annual Meeting as long as he remains a director of the Company.

     At the time of his appointment as a director on July 22, 1998, Dr. King received an automatic stock option grant of 21,250 shares of Common Stock, which represents a pro rata portion of the standard stock option grant of 22,500 shares of Common Stock to outside directors based on the remainder of Dr. King's current term as a director. The exercise price of the option grant was $23.625 per share and the option vests in annual installments of 6,250, 7,500 and 7,500 shares at each subsequent Annual Meeting as long as he remains a director of the Company.

     In March 1998, the Company acquired HR Management Software GmbH ("HRS"), a provider of human resource software in the European marketplace. The Company paid a purchase price of approximately $10.4 million which consisted of $6.4 million in cash, 240,000 shares of Common Stock, and out-of-pocket acquisition costs of approximately $400,000. Of the total purchase price, Dr. Andreas Hoynigg, Managing Director of HRS, received 120,000 shares of Common Stock and $2,237,500 in cash. Following the acquisition, Dr. Hoynigg joined the Company as an executive officer in the position of General Manager of Best Software Europe.

     The Company has adopted a policy that transactions between the Company and its executive officers, directors and affiliates must (i) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and (ii) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors.

                         EXECUTIVE OFFICER COMPENSATION

TABLE I -- SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the compensation paid or accrued by the Company with respect to services rendered during the past two fiscal years (including a transition period described below) by the Company's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                                       ------------
                                                                        NUMBER OF
                                                 ANNUAL COMPENSATION    SECURITIES
                                                 -------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION   FISCAL YEAR(1)      SALARY     BONUS       OPTIONS       COMPENSATION
---------------------------  -----------------   --------   --------   ------------   ---------------
James F. Petersen.........         1998          $178,000   $     --          --          $ 6,026(2)
Chairman of the Board        Transition Period    137,390         --          --
                                   1997           178,864     31,706          --

Timothy A. Davenport......         1998           225,000    112,500          --(3)        24,474(2)
President and Chief
  Executive Officer          Transition Period    166,652     90,000      50,000
                                   1997           206,345     37,763          --

David N. Bosserman........         1998           145,000     32,625      12,500            7,742(2)
Chief Financial Officer      Transition Period    107,911     42,188      67,500
                                   1997           109,960     30,079      67,500

James F. Foster...........         1998           163,077     34,000       5,000            8,482(2)
President, Abra Software,
  Inc.                       Transition Period    114,217     28,125       2,500
                                   1997           154,560     21,011      45,000

Robert H. Skinner.........         1998           221,884(4)  25,988       7,500           17,228(2)
Senior Vice President,
  Sales                      Transition Period    134,553(5)  21,656      15,000
                                   1997           164,024(6)  25,782      52,500

---------------
(1) Fiscal year 1998 figures are for the period from January 1, 1998 through December 31, 1998. The figures for the Transition Period are for the nine-month transition period from April 1, 1997 to December 31, 1997 which occurred as a result of a change in the Company's fiscal year end from March 31 to December 31. Fiscal year 1997 figures are for the period from April 1, 1996 through March 31, 1997.

(2) Represents matching contributions to the Company's 401(k) Plan made by the Company on behalf of each of the Named Executive Officers, an additional profit sharing contribution of $2,000 for each Named Executive Officer, the tax benefit of participating in the Company's Employee Stock Purchase Plan and imputed income from excess group term life insurance.

(3) Does not include a grant of 50,000 options on January 28, 1999 in consideration of Mr. Davenport's services in 1998 as described in the Compensation Committee Report on Executive Compensation above.

(4) Includes $106,384 in sales commissions.

(5) Includes $47,965 in sales commissions.

(6) Includes $55,501 in sales commissions.

TABLE II -- OPTION GRANTS IN THE LAST FISCAL YEAR

     This table presents information regarding stock options granted to the Company's Named Executive Officers during the stated period to purchase shares of the Company's Common Stock. The Company has no stock appreciation rights ("SARs") outstanding and granted no SARs during the stated period.

                                                    INDIVIDUAL GRANT
                                 ------------------------------------------------------
                                                % OF TOTAL
                                 NUMBER OF        OPTIONS
                                 SECURITIES     GRANTED TO       EXERCISE                 GRANT DATE VALUE(1)
                                 UNDERLYING    EMPLOYEES IN         OR                    -------------------
                                  OPTIONS     THE LAST FISCAL   BASE PRICE   EXPIRATION       GRANT DATE
             NAME                GRANTED(2)        YEAR         PER SHARE       DATE         PRESENT VALUE
             ----                ----------   ---------------   ----------   ----------   -------------------
James F. Petersen..............        --            --               --           --                --
Timothy A. Davenport...........        --(3)         --               --           --                --
David N. Bosserman.............     5,000           1.8%          $14.75(4)   3/16/07          $ 59,250
                                    7,500           2.6%          $19.75(4)   9/14/07           117,675
James F. Foster................     5,000           1.8%           19.75(4)   9/14/07            78,450
Robert H. Skinner..............     7,500           2.6%           19.75(4)   9/14/07           117,675

---------------
(1) Grant date present value is based on the Black-Scholes option valuation model with the following material assumptions: an expected stock-price volatility factor of 75%; a risk-free rate of return of 5.9% (for the 3/16/98 grant) and 5.0% (for the 9/14/98 grants); a dividend yield of 0%; and the maximum exercise period at the time of the grant which was nine years. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock.

(2) All options vest 20% per year beginning on the first anniversary of the date of grant.

(3) Does not include a grant of 50,000 options on January 28, 1999 in consideration of Mr. Davenport's services in 1998 as described in the Compensation Committee Report on Executive Compensation above.

(4) The exercise price per share equaled the fair market value of the Common Stock on the date of grant, as reported on the Nasdaq Stock Market.

TABLE III -- OPTION EXERCISES IN THE LAST FISCAL YEAR, AND OPTION VALUES AT
             DECEMBER 31, 1998

     The following table sets forth information regarding the exercise of stock options during the last fiscal year, and the value of options held as of December 31, 1998 by the Named Executive Officers.

                           NUMBER OF                  NUMBER OF SHARES SUBJECT        VALUE OF UNEXERCISED
                            SHARES                     TO UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                           ACQUIRED                     AT DECEMBER 31, 1998         AT DECEMBER 31, 1998(1)
                             UPON         VALUE      ---------------------------   ---------------------------
          NAME             EXERCISE    REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             ---------   -----------   -----------   -------------   -----------   -------------
James F. Petersen........       --            --            --             --              --             --
Timothy A. Davenport.....   20,000      $482,604       125,000        160,000(2)   $2,559,580     $3,069,996
David N. Bosserman.......   10,000       208,117        14,900         74,600         252,259      1,132,901
James F. Foster..........       --            --        68,000         37,000       1,454,501        651,500
Robert H. Skinner........    4,000        96,000        36,500         57,000         729,375        952,375

---------------
(1) The dollar values have been calculated by determining the difference between
    (i) the fair market value of the securities underlying the options at the exercise date, in the case of "value realized," or December 31, 1998, in the case of "value of unexercised in-the-money options" and (ii) the aggregate exercise price of the options. Prior to the Company's initial public offering on September 30, 1997, the Common Stock was not publicly traded. Consequently, the Board, in connection with grants of stock options it made from time to time prior to the Company's initial public offering, determined the fair market value of the Common Stock as of the date of grant.

(2) Does not include a grant of 50,000 options on January 28, 1999 in consideration of Mr. Davenport's services in 1998 as described in the Compensation Committee Report on Executive Compensation above.

EMPLOYMENT AGREEMENTS

     Pursuant to an Employment Agreement between James F. Petersen and the Company dated May 17, 1995, the Company agreed to employ Mr. Petersen as Chairman of the Company until March 30, 2000, with an annual salary of $170,280, subject to adjustment. Pursuant to an amendment to the Employment Agreement, Mr. Petersen's annual salary was adjusted in 1999 to $120,000 and his responsibilities to the Company were reduced. Mr. Petersen is entitled to payment of his salary through March 30, 2000 should his employment be terminated by the Board other than for cause. Mr. Petersen has agreed not to compete against the Company during the term of his employment and for one year thereafter.

     In connection with the May 1995 hiring of Timothy A. Davenport, President and Chief Executive Officer of the Company, the Company agreed to pay Mr. Davenport an annual base salary of $200,000. In addition, the Company issued to Mr. Davenport, pursuant to its 1992 Stock Option Plan, options to purchase 375,000 shares of Common Stock at an exercise price of $2.67 per share, 300,000 shares of which vest equally over a five-year period and 75,000 shares of which vested in full immediately upon the closing of the initial public offering. Mr. Davenport is entitled to six months of base salary as severance pay should his employment be terminated other than for cause, except in the case of constructive termination due to a change in control, in which case he will continue to receive his salary for 12 months and his stock option vesting will be accelerated by 24 months. The Company also reimbursed Mr. Davenport for certain relocation expenses and agreed to appoint him to the Board of Directors.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     The graph and table below compare the cumulative total shareholder return on the Company's Common Stock during the period commencing with the Company's initial public offering on September 30, 1997 through December 31, 1998, with the cumulative total returns for the CRSP Total Return Index for The Nasdaq Stock Market (US) and the Hambrecht & Quist Computer Software Index (the "H&Q Computer Software Index"). The comparison assumes $100 was invested on September 30, 1997 in the Company's Common Stock at the $14.625 closing price on that date and in each of the foregoing indices and assumes reinvestment of dividends, if any.

     Before September 30, 1997, the Company's Common Stock was not publicly traded. Comparative data is provided only for the period beginning on that date. This chart is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filings of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

     The stock price performance shown on the graph and table is not necessarily indicative of future price performance. Certain information used in this graph was obtained from the Nasdaq Stock Market. The Nasdaq Stock Market (US) was prepared for Nasdaq by the Center for Research in Security Prices (CRSP) at the University of Chicago and the H&Q Computer Software Index was prepared by Hambrecht & Quist LLC. Such sources are believed to be reliable, although the Company is not responsible for any errors or omissions in such information.

                           COMPARISON OF TOTAL RETURN
                                 [LINE GRAPH]

                                                         9/30/97                    12/31/97                    12/31/98
                                                         -------                    --------                    --------
Best Software, Inc.                                     $100.00                      $63.25                     $162.39
Nasdaq Stock Market (US)                                $100.00                      $93.66                     $131.98
H&Q Computer Software Index                             $100.00                      $93.04                     $121.54

       PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, following a recommendation of the Board's Audit Committee, has appointed the firm of Arthur Andersen LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1999 and has directed that such appointment be submitted to shareholders of the Company for ratification at the Annual Meeting. Arthur Andersen LLP has served as independent auditors of the Company since 1989 and is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the Board will reconsider the appointment.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                            SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties, and the Company expects to reimburse such parties for their charges and expenses connected therewith.

                             SHAREHOLDER PROPOSALS

     Proposals to be considered for inclusion in proxy materials for the Company's 2000 Annual Meeting of Shareholders must be received by the Secretary of the Company at the Company's executive offices no later than November 24, 1999. Such proposals must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission relating to the inclusion of shareholder proposals. Each shareholder proposal submitted to the Company must be received in a timely fashion and should indicate the full and correct registered name and address of the shareholder making the proposal and the number of shares of Common Stock owned by the proponent. If beneficial ownership is claimed, documentary proof thereof should be submitted with the proposal. In addition, a proponent must notify the Company in writing of his or her intention to appear personally or by proxy at the meeting to present the proposal for action.

     Under the terms of the Company's By-laws, shareholders who intend to present an item of business at the 2000 Annual Meeting (other than a proposal submitted for inclusion in the Company's proxy materials) must provide notice of such business to the Company's Secretary no less than 30 days prior to the first anniversary of the notice to the 1999 Annual Meeting, provided, however, that such notice shall not be required to be given more than 60 days prior to the 2000 Annual Meeting, as set forth more fully in such By-laws.

                                 ANNUAL REPORT

     The Form 10-K for 1998, including financial statements, accompanies this Proxy Statement. The Form 10-K is not deemed to be part of this Proxy Statement.

                                 OTHER MATTERS

     Neither management nor the Board knows of any matter to be acted upon at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, however, the proxy holders will vote thereon in accordance with their best judgment.

                                          By Order of the Board of Directors,
                                          /s/ Shelley W. Reback

                                          SHELLEY W. REBACK
                                          Secretary
Reston, Virginia
March 24, 1999

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE TO SHAREHOLDERS UPON WRITTEN REQUEST ADDRESSED TO: SHELLEY W. REBACK, CORPORATE SECRETARY, BEST SOFTWARE, INC., 11413 ISAAC NEWTON SQUARE, RESTON, VIRGINIA 20190.

BST35B                            DETACH HERE

                                     PROXY

                              BEST SOFTWARE, INC.


    PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 21, 1999

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


The undersigned, revoking all prior proxies, hereby appoints David N. Bosserman and Shelley W. Reback with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of Best Software, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 11413 Isaac Newton Square, Reston, Virginia, on Wednesday, April 21, 1999, at 10:00 a.m., local time, and at any adjournment thereof (the "Meeting").

In their descretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. Attendance of the undersigned at the Meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting.

SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
   SIDE                                                                 SIDE

BST35A                            DETACH HERE

    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.


1. To elect two directors to serve until 2002 Annual Meeting

NOMINEES:             FOR          WITHHELD

JAMES F. PETERSEN     [ ]            [ ]


JOHN H. MARTINSON     [ ]            [ ]



                                         FOR          AGAINST       ABSTAIN
2. To ratify the appointment of
   Arthur Andersen LLP as the            [ ]            [ ]           [ ]
   Company's independent auditors
   for the fiscal year ending
   December 31, 1999.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT          [ ]


PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                                       Date:
          ---------------------------------------     -------------

Signature:                                       Date:
          ---------------------------------------     -------------